Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of Gemini Therapeutics Inc. on Form S-1, of our report dated August 11, 2020, relating to the financial statements of FS Development Corp. as of June 30, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from June 25, 2020 (inception) through June 30, 2020, appearing in the Prospectus, which is contained in the Registration Statement. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
February 16, 2021